Exhibit 10.27

EXECUTION COPY

FEE RECEIVABLES PURCHASE AGREEMENT

Dated as of March 7, 2002

by and between

CENDANT MOBILITY SERVICES CORPORATION

as Originator

and

KENOSIA FUNDING, LLC

as Issuer

		Page

	ARTICLE I

	DEFINITIONS

	ARTICLE II

	SALE AND PURCHASE OF ASSETS

Section 2.1	Sale and Purchase	1

Section 2.2	Purchases	3

Section 2.3	No Assumption	3

Section 2.4	No Recourse	3

Section 2.5	True Sales	3

Section 2.6	Servicing of CMSC Fee Purchased Assets	4

Section 2.7	Financing Statements	4

	ARTICLE III

	CALCULATION OF FEE PURCHASE PRICE

Section 3.1	Calculation of the Fee Purchase Price	4

	ARTICLE IV

	PAYMENT OF FEE PURCHASE PRICE

Section 4.1	Fee Purchase Price Payments	5

Section 4.2	Payments and Computations, Etc.	5

	ARTICLE V

	CONDITIONS PRECEDENT

Section 5.1	Conditions Precedent to Sales and Purchases	5

	ARTICLE VI

	REPRESENTATIONS AND WARRANTIES

Section 6.1	Representations and Warranties of the Originator	5

Section 6.2	Representations and Warranties of the Issuer	10

	ARTICLE VII

	GENERAL COVENANTS

Section 7.1	Affirmative Covenants of the Originator	11

Section 7.2	Reporting Requirements	14

-i-

(continued)

-ii-

(continued)

		Page

Section 11.12	Acknowledgment and Consent	28

Section 11.13	No Partnership or Joint Venture	29

Section 11.14	No Proceedings	29

Section 11.15	Severability of Provisions	29

Section 11.16	Recourse to the Issuer	29

Section 11.17	Confidentiality	29

-iii-

APPENDIX

APPENDIX A	Definitions

SCHEDULES

SCHEDULE 2.1	List of Pool Relocation Management Agreements

SCHEDULE 6.1(n)	Principal Place of Business and Chief Executive Office of the Originator and List of Offices Where the Originator Keeps CMSC Fee Records

SCHEDULE 6.1(s)	List of Legal Names for Cendant Mobility Services Corporation

SCHEDULE 11.2	Notice Addresses

EXHIBITS

EXHIBIT 2.1	Form of Notice of Additional Pool Relocation Management Agreements

EXHIBIT 6.1(u)	Credit and Collection Policy

-iv-

FEE RECEIVABLES PURCHASE AGREEMENT

THIS FEE RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) dated as of March 7, 2002 made by and between CENDANT MOBILITY SERVICES CORPORATION, a Delaware corporation, as originator (the “Originator”) and KENOSIA FUNDING, LLC, a Delaware corporation, as Issuer (the “Issuer”).

WHEREAS, the Originator wishes to sell CMSC Fee Receivables and CMSC Fee Related Assets that it now owns and CMSC Fee Receivables and CMSC Fee Related Assets that it from time to time hereafter will own to the Issuer, and the Issuer is willing to purchase such CMSC Fee Receivables and CMSC Fee Related Assets from the Originator from time to time, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, the Issuer will pledge the same, together with all its other assets and properties now owned or hereafter acquired, to The Bank of New York (the “Trustee”) as security for the timely payment as and when due or to become due to any Series 2002-1 Noteholder, including Gotham Funding Corporation and certain liquidity providers to Gotham Funding Corporation, of all principal and interest due on the Series 2002-1 Notes and of all other amounts due pursuant to the Transaction Documents;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement have the meanings specified in Part A of Appendix A or as specified in Appendix A of the CMGFSC Purchase Agreement. In addition, this Agreement shall be interpreted in accordance with the conventions set forth in Parts B, C and D of Appendix A.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1 Sale and Purchase.

(a) Agreement. Upon the terms and subject to the conditions hereof, the Issuer agrees to buy, and the Originator agrees to sell, all of the Originator’s right, title and interest in and to the following:

(i) all Fee Receivables owned by the Originator at the close of business on the Business Day preceding the Closing Date or thereafter created and arising (collectively, the “Originator Fee Receivables”);

(ii) all Related Property with respect to the Originator Fee Receivables (collectively, the “Originator Fee Related Property”);

(iii) all Fee Collections;

(iv) all proceeds of and earnings on any of the foregoing;

it being understood and agreed that the Originator does not hereby sell, transfer or convey any of its right, title or interest in any KF Excluded Assets or KF Excluded Contracts.

The items listed above in clauses (ii), (iii) and (iv), whenever and wherever arising, are collectively referred to herein as the “Originator Fee Related Assets.” The Originator Fee Receivables and the Originator Fee Related Assets are sometimes collectively referred to herein as the “Originator Fee Assets.”

As used herein, “CMSC Fee Receivables” means Originator Fee Receivables that are being Purchased or have been Purchased by the Issuer hereunder; “CMSC Fee Related Property” means Originator Fee Related Property that is being Purchased or has been Purchased by the Issuer hereunder; “CMSC Fee Related Assets” means Originator Fee Related Assets that are being Purchased or have been Purchased by the Issuer hereunder; and “CMSC Fee Purchased Assets” means Originator Fee Assets that are being Purchased or have been Purchased by the Issuer hereunder.

Schedule 2.1 sets forth a list of all Relocation Management Agreements subject to this Agreement (each, a “Pool Relocation Management Agreement”) as of the Closing Date. Each new Relocation Management Agreement that is not a KF Excluded Contract and that is entered into by the Originator during any month shall be added to the Pool Relocation Management Agreements on or after the last day of such month by delivering a written notice in the form of Exhibit 2.1 to the Issuer or its designee, whereupon Schedule 2.1 shall be amended by the Originator to add such new Relocation Management Agreement to the list of Pool Relocation Management Agreements set forth therein. A copy of such Exhibit 2.1 appended to the Monthly Originator Report for such month, upon delivery to the Trustee, shall be sufficient evidence of inclusion. On or prior to the date of the delivery of any such notice, the Originator shall indicate, or cause to be indicated, in its computer files, books and records that the CMSC Fee Receivables and other CMSC Fee Purchased Assets then existing and thereafter created pursuant to or in connection with each such Pool Relocation Management Agreement are being transferred to the Issuer pursuant to this Agreement.

(b) Treatment of Certain Fee Receivables and Related Assets. It is expressly understood that (i) each CMSC Fee Receivable sold to the Issuer hereunder, together with all CMSC Fee Related Assets then existing or thereafter created and arising with respect thereto, will thereafter be the property of the Issuer (or its assignees), without the necessity of any further purchase or other action by the Issuer (other than satisfaction of the conditions set forth herein) and (ii) the change of a Fee Receivable’s status from that of Unbilled Receivable to Billed Receivable shall not be deemed the creation of a new Fee Receivable for any purpose.

Section 2.2 Purchases. On the Closing Date, the Issuer shall purchase all of the Originator’s right, title and interest in and to all Originator Fee Assets existing as of the close of business on the immediately preceding Business Day. On each Business Day thereafter until the Termination Date, the Issuer shall purchase all of the Originator’s right, title and interest in and to all Originator Fee Assets existing as of the close of business on the immediately preceding Business Day that were not previously purchased by the Issuer hereunder. Notwithstanding the foregoing, if an Insolvency Proceeding is pending with respect to either the Originator or the Issuer prior to the Termination Date, the Originator shall not sell, and the Issuer shall not buy, any Originator Fee Assets hereunder unless and until such Insolvency Proceeding is dismissed or otherwise terminated.

Section 2.3 No Assumption. The sales and Purchases of CMSC Fee Purchased Assets do not constitute and are not intended to result in a creation or an assumption by the Issuer or its successors and assigns of any obligation of the Originator or any other Person in connection with the CMSC Fee Purchased Assets (other than any such obligations as may arise solely from the ownership of CMSC Fee Receivables) or under the related Contracts or any other agreement or instrument relating thereto, including without limitation any obligation to any Obligors or Transferred Employees. None of the Servicer, the Issuer or the Issuer’s assignees shall have any obligation or liability to any Obligor, Transferred Employee or other customer or client of the Originator (including without limitation any obligation to perform any of the obligations of the Originator under any Relocation Management Agreement, Home Purchase Contract. CMSC Related Property, CMSC Fee Related Property or any other agreement), except such obligations as may arise from the ownership of the CMSC Fee Receivables. Except as expressly provided in Section 3.05(k) of the Servicing Agreement, no such obligation or liability to any Obligor, Transferred Employee or other customer or client of the Originator is intended to be assumed by the Servicer or its successors and assigns hereunder or under the Servicing Agreement, and any such assumption is expressly disclaimed.

Section 2.4 No Recourse. Except as specifically provided in this Agreement, the sale and Purchase of the CMSC Fee Purchased Assets under this Agreement shall be without recourse to the Originator; provided, however, that the Originator shall be liable to the Issuer and the Issuer’s assignees pursuant to the Transaction Documents for all representations, warranties, covenants and indemnities made by it pursuant to the terms of this Agreement or any other Transaction Document (it being understood that such obligations of the Originator will not arise solely on account of the credit-related inability of an Obligor to pay a Fee Receivable).

Section 2.5 True Sales. The Originator and the Issuer intend the transfers of CMSC Fee Purchased Assets hereunder to be true sales by the Originator to the Issuer that are absolute and irrevocable and to provide the Issuer with the full benefits of ownership of the CMSC Fee Purchased Assets, and neither the Originator nor the Issuer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Issuer to the Originator, secured by the CMSC Fee Purchased Assets.

Section 2.6 Servicing of CMSC Fee Purchased Assets. Consistent with the Issuer’s ownership of all CMSC Fee Purchased Assets and subject to the terms of the Pool Relocation Management Agreements, as between the parties to this Agreement, the Issuer shall have the sole right to service, administer and collect all CMSC Fee Purchased Assets, to assign such right and to delegate such right to others. In consideration of the Issuer’s purchase of the CMSC Fee Purchased Assets and as more fully set forth in Section 11.12, the Originator hereby acknowledges and agrees that the Issuer intends to assign for the benefit of KSC and its successors and assigns the rights and interests granted by the Originator to the Issuer hereunder, and agrees to cooperate fully with the Issuer and its successors and assigns in the exercise of such rights.

Section 2.7 Financing Statements. In connection with the transfer described above, the Originator agrees, at its expense, to record and file financing statements (and continuation statements when applicable) with respect to the CMSC Fee Purchased Assets conveyed by the Originator meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain the perfection of the transfer and assignment of its interest in the CMSC Fee Purchased Assets to the Issuer, and to deliver a file stamped copy of each such financing statement or other evidence of such filing to the Issuer as soon as practicable after the Closing Date.

ARTICLE III

CALCULATION OF FEE PURCHASE PRICE

Section 3.1 Calculation of the Fee Purchase Price.

(a) The Originator shall maintain accurate records with respect to (i) the Purchases of CMSC Fee Purchased Assets to be made and (ii) the Fee Purchase Price to be paid on account of the foregoing as calculated in accordance with this Section 3.1. On the twelfth calendar day of each month (or, if such twelfth day is not a Business Day, the preceding Business Day) from the Closing Date to the Termination Date, the Originator shall deliver to the Issuer, the Servicer, the Trustee and the Administrative Agent the portion of the Monthly Originator Report that relates to such Purchases and Fee Purchase Prices for the previous calendar month.

(b) With respect to the Purchase of any CMSC Fee Purchased Assets by the Issuer from the Originator pursuant to Article II, (i) on the Closing Date, the Issuer shall pay to the Originator a purchase price equal to $49,901,207, and (ii) thereafter, the Issuer shall pay to the Originator a purchase price equal to the fair market value of each CMSC Fee Purchased Asset purchased by the Issuer (each such purchase price, the “Fee Purchase Price”), which will be a purchase price reflecting such factors as the Originator and the Issuer mutually agree will result in a Fee Purchase Price determined to be the fair market value of such CMSC Fee Purchased Assets.

ARTICLE IV

PAYMENT OF FEE PURCHASE PRICE

Section 4.1 Fee Purchase Price Payments. On the terms and subject to the conditions of this Agreement, the Issuer shall pay to the Originator on the Closing Date the Fee Purchase Price for the CMSC Fee Purchased Assets sold on such date. On the terms and subject to the conditions of this Agreement, the Issuer shall pay to the Originator, on each other Business Day on which any CMSC Fee Purchased Assets are purchased from the Originator by the Issuer pursuant to Article II, the Fee Purchase Price for such CMSC Fee Purchased Assets.

Section 4.2 Payments and Computations, Etc. All amounts to be paid by the Originator to the Issuer hereunder shall be paid in accordance with the terms hereof no later than close of business on the day when due in United States dollars in immediately available funds to an account specified in writing from time to time by the Issuer or its designee. Payments received by the Issuer after such time shall be deemed to have been received on the next Business Day. If any payment becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. The Originator shall pay to the Issuer, on demand, interest on all amounts not paid when due hereunder at a rate equal to the Prime Rate plus 2% per annum; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day). All payments made under this Agreement shall be made without set-off or counterclaim.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to Sales and Purchases. No Purchase of CMSC Fee Purchased Assets shall be made hereunder on any date on which the Issuer does not have sufficient funds available to pay the Fee Purchase Price.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Originator. In order to induce the Issuer to enter into this Agreement and to make Purchases hereunder, the Originator hereby makes the representations and warranties set forth in this Section 6.1, in each case as of the date hereof, as of the Closing Date, as of the date of each Purchase hereunder and as of any other date specified in such representation and warranty.

(a) Organization and Good Standing. The Originator is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Originator had at all relevant times, and now has, all necessary power, authority and legal right to own and sell the CMSC Fee Purchased Assets.

(b) Due Qualification. The Originator is duly qualified to do business, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Originator (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement, the Contracts and the other Transaction Documents to which it is a party, (B) to perform its obligations under this Agreement, the Contracts and the other Transaction Documents to which it is a party and (C) to sell and assign the CMSC Fee Purchased Assets transferred hereunder on and after such date, on the terms and subject to the conditions herein and therein provided and (ii) has duly authorized by all necessary corporate action such sale and assignment and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement, the Contracts and the other Transaction Documents to which it is a party.

(d) Valid Sale; Binding Obligations. This Agreement constitutes a valid sale, transfer, set-over and conveyance to the Issuer of all of the Originator’s right, title and interest in, to and under the CMSC Fee Purchased Assets transferred hereunder on such date; the Issuer’s interest in the CMSC Fee Receivables which is perfected and of first priority (subject to Permitted Liens and Permitted Exceptions) under the UCC and other applicable law, enforceable against creditors of, and purchasers from, the Originator, free and clear of any Lien (other than Permitted Liens); and this Agreement constitutes, and each other Transaction Document to which the Originator is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Originator, enforceable against the Originator in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by the Originator, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) the certificate of incorporation or the by-laws of the Originator or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Originator is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien on any of the CMSC Fee Purchased Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Originator or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Originator.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Originator threatened, against the Originator before any court, arbitrator, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority that, in the case of either of the foregoing clauses (i) or (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale of any CMSC Purchased Asset by the Originator to the Issuer, the creation of a material amount of CMSC Fee Receivables or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Originator, would materially and adversely affect the performance by the Originator of its obligations under this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other Transaction Document to which it is a party or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, (i) all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Originator or Issuer in connection with the conveyance of the CMSC Fee Purchased Assets transferred hereunder on and after such date, including approval by the United States Government of the assignments of CMSC’s government contracts and approval by other non-governmental or quasi-governmental entities of assignments of Originator’s contracts with such non-governmental or quasi-governmental entities (to the extent such contracts are included as Pool Relocation Management Contracts hereunder), or the due execution, delivery and performance by the Originator of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement or any other Transaction Documents to which it is a party have been obtained or made and are in full force and effect and (ii) all filings with any Governmental Authority that are required to be obtained in connection with such conveyance and the execution and delivery by the Originator of this Agreement have been made.

(h) Margin Regulations. The Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). The proceeds of the sales hereunder will not be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for such purposes.

(i) Taxes. The Originator has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens).

(j) Solvency. After giving effect to the conveyance of CMSC Fee Purchased Assets hereunder on such date, the Originator is Solvent and able to pay its debts as they come due and has adequate capital to conduct its business as presently conducted.

(k) Quality of Title/Valid Transfers.

(i) Immediately before the Purchase to be made by the Issuer hereunder on such date, each CMSC Purchased Asset to be sold to the Issuer shall be owned by the Originator free and clear of any Lien (other than any Permitted Lien), and the Originator shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership interest of the Issuer and its successors and assigns in such CMSC Fee Purchased Assets against all creditors of, and purchasers from, the Originator (subject to Permitted Exceptions).

(ii) With respect to each CMSC Fee Receivable transferred hereunder on such date, the Issuer shall acquire a valid and (subject to Permitted Exceptions) perfected ownership interest in such CMSC Fee Receivable and any identifiable proceeds thereof, free and clear of any Lien (other than any Permitted Liens).

(iii) Immediately prior to the sale of a CMSC Purchased Asset hereunder on such date, no effective financing statement or other instrument similar in effect that covers all or part of any CMSC Purchased Asset or any interest therein is on file in any recording office except such as may be filed (A) in favor of the Originator in accordance with the Pool Relocation Management Agreements, (B) in favor of the Issuer pursuant to this Agreement or (C) in favor of the Issuer’s successors and assigns pursuant to the Indenture or otherwise filed by or at the direction of the Issuer’s successors and assigns.

(iv) The Fee Purchase Price constitutes reasonably equivalent value for the CMSC Fee Purchased Assets conveyed in consideration therefor on such date, and no purchase of an interest in such CMSC Fee Purchased Assets by the Issuer from the Originator constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason.

(l) Eligible Receivables. Each CMSC Fee Receivable included in the CMSC Fee Purchased Assets transferred hereunder on such date, unless otherwise identified to the Issuer and its assignees by the Originator in the related Monthly Originator Report, is an Eligible Receivable on such date.

(m) Accuracy of Information. All written information furnished by the Originator to the Issuer or its successors and assigns pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein with respect to the CMSC Fee Purchased Assets transferred hereunder on such date is true and correct in all material respects on such date.

(n) Offices. The principal place of business and chief executive office of the Originator is located, and the offices where the Originator keeps all CMSC Fee Records (and all original documents relating thereto) are located, at the addresses specified in Schedule 6.1(n), except that CMSC Fee Records relating to any Pool Relocation Management Agreement and the Fee Receivables arising thereunder or in connection therewith may be maintained at the offices of the related Employer.

(o) Payment Instructions to Obligors. The Originator has instructed (i) all Obligors to remit all payments on the CMSC Fee Purchased Assets directly to one of the Lockboxes or Lockbox Accounts and (ii) all Lockbox Banks to deposit all Fee Collections remitted to a Lockbox directly to the related Lockbox Account.

(p) Investment Company Act. The Originator is not, and is not controlled by, (and by reason of the execution and delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will not be, and will not become) an “investment company” registered or required to be registered under the Investment Company Act.

(q) [Reserved].

(r) ERISA. The Originator and each ERISA Affiliate are in compliance with the minimum funding requirements of ERISA. Each Plan is in compliance with all applicable material provisions of ERISA, and the Originator or the relevant ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service that each Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Originator nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA with respect to any Plan that could give rise to a lien in favor of the PBGC other than liability for the payment of premiums, all of which have been timely paid when due in accordance with Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability within the meaning of Section 4201 of ERISA, (iii) is subject to any lien under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings. Neither the Originator nor any ERISA Affiliate that is a subsidiary of PHH is, or at any time during the past five years was, a member of, or makes, or has at any time during the past five years made, contributions to, any Multiemployer Plan. No ERISA Affiliate that is not a subsidiary of PHH is, or at any time during the past five years was, a member of, or makes, or has at any time during the past five years made, contributions to, any Multiemployer Plan, in each case where any such action could reasonably be expected to have a Material Adverse Effect.

(s) Legal Names. Except as described in Schedule 6.1(s), since January 1, 1995, the Originator (i) has not been known by any legal name other than its corporate name as of the date hereof, except as otherwise permitted pursuant to Section 7.3(d), (ii) has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure and (iii) has not used any trade names other than its actual corporate name.

(t) Compliance with Applicable Laws. The Originator is in compliance with the requirements of all applicable Requirements of Law a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect.

(u) Credit and Collection Policy; No Material Adverse Change. The copy of the Credit and Collection Policy of the Originator attached as Exhibit 6.1(u) to this Agreement is a true and complete copy thereof. As of the date each CMSC Purchased Asset is transferred hereunder, the Originator has complied in all applicable material respects with the Credit and Collection Policy with respect to such CMSC Purchased Asset transferred on such date and the related Contract. There has been no material change to the Credit and Collection Policy and since January 31, 2002 there has been no material adverse change in the financial condition, results of operations or operating condition of the Originator, in either case that would be reasonably likely to adversely affect the collectibility of any material portion of the CMSC Fee Receivables or other CMSC Fee Purchased Assets or to decrease the credit quality of any newly created CMSC Fee Receivables or other CMSC Fee Purchased Assets. Since January 31, 2002 there has been no material adverse change in the collectibility of any material portion of the CMSC Receivables or other CMSC Purchased Assets.

Section 6.2 Representations and Warranties of the Issuer. The Issuer hereby represents and warrants, on and as of the date hereof and on and as of the Closing Date, that (a) this Agreement has been duly authorized, executed and delivered by the Issuer and constitutes the Issuer’s valid, binding and legally enforceable obligation, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (b) the execution, delivery and performance of this Agreement does not violate any federal, state, local or foreign law applicable to the Issuer or any agreement to which the Issuer is a party and (c) all of the outstanding capital stock of the Issuer is directly or indirectly owned by the Originator, and all such capital stock is fully paid and nonassessable.

ARTICLE VII

GENERAL COVENANTS

Section 7.1 Affirmative Covenants of the Originator. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator hereby agrees that it will perform the covenants and agreements set forth in this Section 7.1.

(a) Compliance with Laws, Etc. The Originator will comply in all material respects with all applicable Requirements of Law (including without limitation those relating to the CMSC Fee Receivables and CMSC Fee Related Assets), in each case to the extent that any such failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Corporate Existence. The Originator (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation (other than any change in corporate status by reason of a merger or consolidation permitted by Section 7.3(c)) and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect.

(c) Keeping of Records and Books of Account. The Originator will maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the CMSC Fee Purchased Assets in the event of the destruction of the originals thereof) and will keep and maintain all documents, books, records and other information that are necessary or advisable, in the reasonable determination of the Issuer, for the collection of all amounts due under any or all CMSC Fee Purchased Assets. Upon the reasonable request of the Issuer or its assignees made at any time after the occurrence and continuance of an Unmatured Servicer Default or a Servicer Default, the Originator will deliver copies of all CMSC Fee Records maintained pursuant to this Section 7.1(c) to the Issuer or its designee. The Originator will maintain at all times accurate and complete books, records and accounts relating to the CMSC Fee Purchased Assets and all Fee Collections, in which timely entries will be made. The Originator’s master data processing records will be marked to indicate the sales of all CMSC Fee Purchased Assets to the Issuer hereunder and will include without limitation all payments received and all credits and extensions granted with respect to the CMSC Fee Purchased Assets.

(d) Location of Records and Offices. The Originator will keep its principal place of business and chief executive office and the offices where it keeps all CMSC Fee Records (and all original documents relating thereto other than those CMSC Records that are maintained at the offices of the relevant Employer as described in Section 6.1(n)) at the addresses specified in Schedule 6.1(n) or, upon not less than 30 days’ prior written notice given by the Originator to the Issuer and its assignees, at such other locations in jurisdictions in the United States of America where all action required by Section 8.3 has been taken and completed.

(e) Separate Corporate Existence of the Issuer. The Originator hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance on the Issuer’s identity as a legal entity separate from the Originator and the other CMS Persons. From and after the date hereof until the Final Payout Date, the Originator will, and will cause each other CMS Person to, observe the applicable legal requirements for the recognition of the Issuer as a legal entity separate and apart from the Originator and each CMS Person, including without limitation taking take such actions on the part of the Originator or such CMS Person as shall be required in order that:

(i) The Issuer’s operating expenses will not be paid by any CMS Person, except that certain organizational expenses of the Issuer and expenses relating to creation and initial implementation of the Transaction Documents have been or will be paid by the Originator;

(ii) Any financial statements of any CMS Person that are consolidated to include the Issuer will contain appropriate footnotes clearly stating that (A) all of the Issuer’s assets are owned by the Issuer and (B) the Issuer is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Issuer’s assets prior to any value in the Issuer becoming available to the Issuer’s equity holders;

(iii) Any transaction between the Issuer and a CMS Person will be fair and equitable to the Issuer, will be the type of transaction that would be entered into by a prudent Person in the position of the Issuer with a CMS Person and will be on terms that are at least as favorable as may be obtained from a Person that is not a CMS Person; and

(iv) No CMS Person will be, or will hold itself out to be, responsible for the debts of the Issuer.

(f) Payment Instruction to Obligors. The Originator will instruct all Obligors to submit all payments on the CMSC Fee Purchased Assets either (A) to one of the Lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (B) directly to one of the Lockbox Accounts. The Originator will direct all Obligors with respect to receivables and related assets that are not CMSC Fee Receivables to deposit all collections in respect of such receivables and related assets in an account that is not a Lockbox or Lockbox Account and will take such other steps as the Issuer reasonably may request to ensure that all collections on such receivables and related assets will be segregated from Fee Collections.

(g) Segregation of Collections. The Originator will use reasonable efforts to minimize the deposit of any funds other than Fee Collections into any of the Lockbox Accounts and, to the extent that any such funds are deposited into any of such Lockbox Accounts, promptly will identify any such funds or will cause such funds to be so identified to the Servicer, it being understood and agreed that the Originator does not hereby assume any affirmative duty to re-direct Obligors to remit funds to alternate locations.

(h) Identification of Eligible Receivables. The Originator will (i) establish and maintain necessary procedures for determining, no less frequently than each date on which a Monthly Originator Report is required to be delivered pursuant to Section 3.1(a), whether each CMSC Fee Receivable qualifies as an Eligible Receivable, and for identifying on any such date all CMSC Fee Receivables to be sold to the Issuer on that date that are not Eligible Fee Receivables and (ii) will provide to the Servicer in a timely manner information that shows whether, and to what extent, the CMSC Fee Receivables described in such Monthly Originator Report are Eligible Receivables.

(i) Payment of Taxes. The Originator will file (or there will be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges thereby shown to be owing by it, except for any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens).

(j) Accounting for Certain Assets. To the extent permitted by applicable law and GAAP, the Originator will maintain and prepare its financial statements and records in accordance with GAAP.

(k) Fee Receivables Reviews. Upon reasonable prior notice, the Originator will permit the Issuer or its assignees (or other Persons designated by the Issuer from time to time) or their agents or representatives (including without limitation certified public accountants or other auditors), at the expense of the Originator and during regular business hours, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all CMSC Fee Records in the possession or under the control of the Originator, including without limitation the related Contracts, invoices and other documents related thereto and (ii) to visit the offices and properties of the Originator for the purpose of examining any materials described in the preceding clause (i) and to discuss matters relating to the CMSC Fee Receivables or the other CMSC Fee Purchased Assets or the performance by the Originator of its obligations under any Transaction Document to which it is a party with any Authorized Officers of the Originator having knowledge of such matters or with the Originator’s certified public accountants or other auditors; provided, however, that all such reviews will occur no more frequently than twice per year (with only the first such review in any year being at the Originator’s expense) unless (i) CMSC is the Servicer and a Servicer Default has occurred and is continuing or (ii) the Issuer or its successor or assignee has given advance written notice to the Originator that it believes the composition and/or performance of the CMSC Fee Purchased Assets have deteriorated in a manner materially adverse to the interests of the Issuer or its assignees.

(l) Computer Software, Hardware and Services. The Originator will provide the Issuer and its assignees with such licenses, sublicenses and/or assignments of contracts as the Servicer, the Issuer or the Issuer’s assignees require with respect to all services and computer hardware or software that relate to the servicing of the CMSC Fee Receivables or the other CMSC Fee Purchased Assets; provided, however, that with respect to any computer software licensed from a third party, the Originator will be required to provide such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of the Originator with such third party (the Originator hereby representing that no such provision would violate the terms of any current such contract).

(m) [Reserved]

(n) Turnover of Collections. If the Originator or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Fee Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Servicer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account.

(o) Performance and Compliance by Originator with Relocation Management Agreements. The Originator will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Pool Relocation Management Agreements.

(p) Compliance with Credit and Collection Policy. The Originator will comply in all applicable material respects with the Credit and Collection Policy with respect to each CMSC Purchased Asset and will not take any action in violation of the Credit and Collection Policy with respect to any other CMSC Fee Purchased Asset.

(q) Compliance with Orrick Opinion. The Originator will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Issuer set forth in the opinion of Orrick, Herrington & Sutcliffe LLP of even date herewith relating to security interest matters with respect to the Purchase of the CMSC Fee Purchased Assets hereunder will be true and correct at all times.

Section 7.2 Reporting Requirements. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator agrees that it will furnish to the Issuer or its assignees:

(a) Financial Statements. (I) As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Performance Guarantor, copies of the unaudited consolidated balance sheets of the Performance Guarantor and its consolidated subsidiaries, the related unaudited statements of cash flow for the Performance Guarantor and the related unaudited statements of earnings and stockholders’ equity of the Performance Guarantor, in each case for such fiscal quarter and for the period from the beginning of such fiscal year through the end of such fiscal quarter and certified by the chief financial officer or chief accounting officer of the Performance Guarantor, all of the foregoing to be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (subject to normal year-end adjustments and with footnote disclosures); and (II) as soon as available and in any event within 95 days after the end of each fiscal year of the Performance Guarantor and the Originator, as applicable, beginning with the fiscal year ending on December 31, 2002, copies of (i) the consolidated balance sheet of the Performance Guarantor and its consolidated subsidiaries as at the end of such fiscal year and the related statements of earnings and cash flows and stockholders’ equity of the Performance Guarantor and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP applied consistently throughout the periods reflected therein, certified by Deloitte & Touche (or such other independent certified public accountants of nationally recognized standing in the United States of America as shall be selected by the Performance Guarantor) and (ii) copies of the statements of earnings of the Originator on a consolidated basis for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and certified by the chief financial officer, chief accounting officer or controller of the Originator (it being understood and agreed that such statements of earnings will be prepared in accordance with the Originator’s customary management accounting practices as in effect on the date hereof and need not be prepared in accordance with GAAP);

(b) Material Adverse Effect. Promptly and in any event within two Business Days after the president, chief financial officer, controller or treasurer of the Originator has actual knowledge thereof, written notice that describes in reasonable detail any event or occurrence with respect to CMSC that, individually or in the aggregate for all such events or occurrences, has had, or that such Authorized Officer in its reasonable good faith judgment determines could reasonably be expected to have, a Material Adverse Effect (as defined in the Indenture);

(c) Proceedings. Promptly and in any event within five Business Days after an Authorized Officer of the Originator has knowledge thereof, written notice of (i) any litigation, investigation or proceeding of the type described in Section 6.1(f) not previously disclosed to the Issuer, (ii) any material adverse development that has occurred with respect to any such previously disclosed litigation, investigation or proceeding or (iii) any KF Purchase Termination Event or event which, with the giving of notice or passage of time or both, would constitute a KF Purchase Termination Event;

(d) ERISA Event. (i) As soon as possible and in any event within 30 days after the Originator or any ERISA Affiliate knows or has reason to know that a “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any Plan, a statement of an Authorized Officer of the Originator setting forth details as to such reportable event and the action that the Originator or an ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such reportable event, if any, given to the PBGC, the Internal Revenue Service or the Department of Labor; (ii) promptly and in any event within 10 Business Days after receipt thereof, a copy of any notice the Originator or any ERISA Affiliate receives from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan; (iii) promptly and in any event within 10 Business Days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the chief financial officer of the Originator setting forth details as to such failure and the action that the Originator or an ERISA Affiliate proposes to take with respect thereto, together with a copy of such notice given to the PBGC; and (iv) promptly and in any event within 30 Business Days after receipt thereof by the Originator or any ERISA Affiliate from the sponsor of a multiemployer plan (as defined in Section 3(37) of ERISA), a copy of each notice received by the Originator or any

ERISA Affiliate concerning the imposition of withdrawal liability or a determination that a multiemployer plan is, or is expected to be, terminated or reorganized;

(e) Environmental Claims. Promptly and in any event within five Business Days after receipt thereof, notice and copies of all written claims, complaints, notices, actions, proceedings, requests for information or inquiries relating to the condition of any CMSC Homes or compliance with Environmental Laws relating to the CMSC Homes, other than those received in the ordinary course of business and that, singly or in the aggregate, do not represent events or conditions that would cause the representation set forth in Section 6.1(v) to be incorrect; and

(f) Other. Promptly, from time to time, such other information, documents, records or reports with respect to the CMSC Fee Purchased Assets or the condition or operations, financial or otherwise, of the Originator as the Issuer or its assignees may from time to time reasonably request in order to protect the interests of the Issuer or such assignees under or as contemplated by this Agreement and the other Transaction Documents, including timely delivery of all such information required under any Enhancement Agreement.

Section 7.3 Negative Covenants of the Originator. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator agrees that it will not:

(a) Sales, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) of anyone on or with respect to, any CMSC Fee Purchased Asset or any interest therein or any Lockbox or Lockbox Account, other than (i) sales of CMSC Fee Purchased Assets pursuant to this Agreement and CMSC Purchased Assets pursuant to the CMGFSC Purchase Agreement and the Receivables Purchase Agreement and (ii) sales of CMSC Homes in accordance with the applicable Contracts;

(b) Change in Business or Credit and Collection Policy. (i) Make any material change in the Credit and Collection Policy or (ii) make any material change in the character of its employee relocation business or engage in any business unrelated to such business as currently conducted that, in either case, individually or in the aggregate with all other such changes, would be reasonably likely to have a material adverse effect on the composition or performance of the CMSC Fee Purchased Assets;

(c) No Mergers, Etc. (i) Consolidate with or merge with or into any other Person unless:

(A) the Originator is the surviving entity thereof;

(B) all actions necessary to maintain the perfection of the security interests or ownership interests of the Issuer and the Issuer’s assignees in the CMSC Fee Purchased Assets in connection with such consolidation, merger, conveyance or transfer have been taken, as evidenced by an Opinion of Independent Counsel reasonably satisfactory in form and substance to the Issuer and its assignees; and

(C) so long as the Originator is the Servicer, no Servicer Default or Unmatured Servicer Default is then occurring or would result from such merger, consolidation, conveyance or transfer; or

(ii) Convey, transfer or sell more than 25% of its properties and assets to any Person;

(d) Change in Name. Change its corporate name or the name under or by which it conducts its core relocation business or the jurisdiction in which it is incorporated unless the Originator has given the Issuer and its assignees at least 30 days’ prior written notice thereof and unless, prior to any such change in name or jurisdiction of incorporation, the Originator has taken and completed all action required by Section 8.3;

(e) Termination of Relocation Management Agreements. Terminate any Pool Relocation Management Agreement except in accordance with the Credit and Collection Policy;

(f) Extension or Amendment. Extend, amend or otherwise modify the terms of any Fee Receivable included in the CMSC Fee Purchased Assets, or amend, modify or waive any material term or condition related thereto, except in accordance with Section 3.10 of the Servicing Agreement; or

(g) Change in Payment Instruction to Obligors. Make any change in its instructions to Obligors or other Persons regarding payments to be made to the Originator or payments to be made to any Lockbox Account (except for a change in instructions solely for the purpose of directing such Obligors or other Persons to make such payments to another existing Lockbox Account), unless (i) the Trustee has received copies of a Lockbox Agreement with each new Lockbox Bank duly executed by the Originator, the Issuer, the Issuer, the Trustee and such Lockbox Bank and (ii) in the case of any termination, the Issuer or its successors and assigns have received evidence to their satisfaction that the Obligors that were making payments into a terminated Lockbox Account have been instructed in writing, and have irrevocably agreed, to make payments into another Lockbox Account then in use.

Section 7.4 Affirmative Covenants of the Issuer. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Issuer hereby agrees that it will perform the covenants and agreements set forth in this Section 7.4.

(a) The Issuer hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon the Issuer’s identity as a legal entity separate from the Originator and the other CMS Persons. From and after the date hereof until one year and one day after the Final Payout Date, the Issuer will take such actions as shall be required in order that:

(i) The Issuer will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;

(ii) The Issuer will maintain corporate records and books of account separate from those of each CMS Person;

(iii) The Issuer’s assets will be maintained in a manner that facilitates their identification and segregation from those of any CMS Person;

(iv) The Issuer will strictly observe corporate formalities in its dealings with the public and with each CMS Person, and funds or other assets of the Issuer will not be commingled with those of any CMS Person, except as expressly permitted by the Transaction Documents. The Issuer will at all times, in its dealings with the public and with each CMS Person, hold itself out and conduct itself as a legal entity separate and distinct from each CMS Person. The Issuer will not maintain joint bank accounts or other depository accounts to which any CMS Person (other than the Originator in its capacity as Servicer under the Servicing Agreement) has independent access;

(v) The duly elected board of directors of the Issuer and duly appointed officers of the Issuer will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Issuer;

(vi) Not less than one member of the Issuer’s board of directors will be an Independent Director. The Issuer will observe those provisions in its certificate of incorporation that provide that the Issuer’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Issuer unless the Independent Director and all other members of the Issuer’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;

(vii) The Issuer will compensate each of its employees, consultants and agents from the Issuer’s own funds for services provided to the Issuer; and

(viii) The Issuer will not hold itself out to be responsible for the debts of any CMS Person.

(ix) The Issuer will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Issuer set forth in the opinion of Orrick, Herrington & Sutcliffe LLP of even date herewith relating to security interest matters with respect to the Purchase of the CMSC Purchased Assets hereunder will be true and correct at all times.

(b) The Issuer assumes no obligations of the Originator under the Pool Relocation Management Agreements with respect to any CMSC Home Purchase Contracts, including without limitation the obligations of the Originator to make Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to CMSC Homes.

ARTICLE VIII

ADDITIONAL RIGHTS AND OBLIGATIONS IN

RESPECT OF THE CMSC FEE PURCHASED ASSETS

Section 8.1 Rights of the Issuer.

(a) Subject to Section 8.4(b), the Originator hereby authorizes the Issuer and its assignees and designees to take any and all steps in the Originator’s name and on behalf of the Originator that the Issuer, the Servicer and/or their respective designees determine are reasonably necessary or appropriate to collect all amounts due under any and all CMSC Fee Purchased Assets, including without limitation endorsing the name of the Originator on checks and other instruments representing Fee Collections and enforcing such CMSC Fee Purchased Assets.

(b) The Issuer and its assignees shall have no obligation to account for, to replace, to substitute or to return any CMSC Fee Purchased Asset to the Originator.

(c) The Issuer and its assignees shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the CMSC Fee Purchased Assets and all of the right, title and interest of the Issuer and its assignees in, to and under this Agreement on whatever terms the Issuer and its assignees determine, pursuant to the Indenture or otherwise.

(d) As between the Originator and the Issuer, the Issuer shall have the sole right to retain any gains or profits created by buying, selling or holding the CMSC Fee Purchased Assets.

Section 8.2 Responsibilities of the Originator. Anything herein to the contrary notwithstanding:

(a) The Originator agrees to deliver directly to the Servicer (for the Issuer’s account), within one Business Day after receipt thereof, any Fee Collections that it receives, in the form so received, and agrees that all such Fee Collections will be deemed to be received in trust for the Issuer and its assignees and will be maintained and segregated separate and apart from all other funds and moneys of the Originator until delivery of such Fee Collections to the Servicer; and

(b) The Originator hereby grants to the Issuer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Originator or transmitted or received by the Issuer (whether or not from the Originator) in connection with any CMSC Purchased Asset (which power of attorney may be exercised by the Issuer’s successors and assigns in accordance with Section 8.4 and Section 11.12(b)).

(c) The Originator shall perform all of its obligations hereunder and under the Pool Relocation Management Agreements and other Contracts related to the CMSC Fee Purchased Assets to which it is a party (other than those obligations undertaken by the Issuer as provided in Section 7.4(b)) to the same extent as if such CMSC Fee Purchased Assets had not been sold hereunder, and the exercise by the Issuer or its designee or assignee of the Issuer’s rights hereunder or in connection herewith shall not relieve the Originator from any of its obligations under any such Pool Relocation Management Agreements or Contracts related to the CMSC Fee Purchased Assets to which it is a party. Notwithstanding the foregoing, the Originator acknowledges that the Issuer or its designees are entitled to perform such obligations to the extent permitted under the Transaction Documents.

Section 8.3 Further Action Evidencing Purchases. The Originator agrees that from time to time, at its expense and upon reasonable request, it will promptly execute and deliver all further instruments and documents and take all further action as is reasonably necessary to perfect, protect or more fully evidence the Purchase of the CMSC Fee Purchased Assets by the Issuer and its assignees hereunder, or to enable the Issuer or its assignees to exercise or enforce any of its rights hereunder or under any other Transaction Document to which the Originator is a party. Without limiting the generality of the foregoing, the Originator shall:

(a) upon the request of the Issuer or its assignees, execute and file such financing or continuation statements or amendments thereto or assignments thereof and such other instruments or notices as the Issuer or its assignees may reasonably determine to be necessary or appropriate; and

(b) mark the master data processing records evidencing the CMSC Fee Purchased Assets and, if requested by the Issuer or its assignees, legend the related Pool Relocation Management Agreements to reflect the sale of the CMSC Fee Purchased Assets to the Issuer pursuant to this Agreement.

The Originator hereby authorizes the Issuer and its assignees to file one or more financing or continuation statements and amendments thereto and assignments thereof with respect to all or any of the CMSC Fee Purchased Assets, in each case whether now existing or hereafter generated by the Originator. If (i) the Originator fails to perform any of its agreements or obligations under this Agreement and does not remedy such failure within the applicable cure period, if any, and (ii) the Issuer or its assignees in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect the interests of the Issuer or its assignees under this Agreement, then the Issuer or its assignees may (but shall not be required to) perform or cause performance of such agreement or obligation, and the reasonable expenses of the Issuer or its assignees incurred in connection with such performance shall be payable by the Originator as provided in Section 10.1.

Section 8.4 Fee Collections; Rights of the Issuer and its Assignees.

At any time following the designation of a Servicer other than the Originator pursuant to the Servicing Agreement:

(a) The Issuer or its assignees may direct the Obligors of CMSC Fee Receivables, or any of them, to pay all amounts payable under any CMSC Fee Receivable directly to the Issuer or its assignees;

(b) At the request of the Issuer or its assignees and at the Originator’s expense, the Originator shall give notice of such ownership to each said Obligor and direct that payments be made directly to the Issuer or its assignees;

(c) At the request of the Issuer or its assignees and at the Originator’s expense, the Originator shall (A) assemble all of the CMSC Fee Records, to the extent such CMSC Fee Records are in its possession, and make the same available at a place selected by the Issuer or its successors and assigns, or instruct any escrow agents holding any such documents, instruments and other records on its behalf to make the same available and (B) segregate all cash, checks and other instruments received by it from time to time constituting Fee Collections in a manner reasonably acceptable to the Issuer or its assignees and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Issuer or its assignees; and

(d) The Originator hereby authorizes the Issuer or its assignees to take any and all steps in the Originator’s name and on behalf of the Originator that are necessary or desirable, in the reasonable determination of the Issuer or its assignees, to collect all amounts due under any and all CMSC Fee Purchased Assets, including without limitation endorsing the Originator’s name on checks and other instruments representing Fee Collections and enforcing the CMSC Fee Purchased Assets.

ARTICLE IX

TERMINATION

Section 9.1 KF Purchase Termination Events. The following events shall be “KF Purchase Termination Events”:

(a) The occurrence of an Event of Default or an Amortization Event; or

(b) (i) Any of the representations and warranties made by the Seller in Section 6.1(d) or 6.1(e) proves to have been incorrect in any material respect when made, or (ii) any other representation or warranty made by the Originator under any of the Transaction Documents, any Monthly Originator Report or other information or report delivered by the Originator (including in its capacity as Servicer) with respect to the Originator or the CMSC Fee

Purchased Assets shall prove to have been untrue or incorrect in any material respect when made or deemed to have been made, and such failure could be reasonably expected to have a Material Adverse Effect and such occurrence remains unremedied for 30 days, in each case, after the date on which an Authorized Officer of any CMS Person knew or with reasonable diligence would have known of such failure; or

(c) (i) The Originator shall fail to perform or observe the covenants and agreements set forth in Section 7.1(a), as and when required, or shall fail to perform or observe any other covenants and agreements contained in this Agreement or any of the other Transaction Documents to which it is a party or any Contract required on its part to be performed or observed, and such failure shall remain unremedied for: (A) in the case of a failure to deliver any Monthly Originator Report pursuant to Section 3.1(a), ten calendar days (provided, however, that such ten-day period may be extended for an additional ten days if such failure to deliver a Monthly Originator Report is due to computer failure) or (B) in the case of any other failure to perform or observe, as and when required, any term, covenant or agreement, which failure could be reasonably expected to have a Material Adverse Effect, 60 days; or

(d) An Event of Bankruptcy shall have occurred with respect to the Originator or the Performance Guarantor; or

(e) The representation and warranty in Section 6.1(k) shall not be true at any time with respect to a substantial portion of the CMSC Fee Purchased Assets; or

(f) Either (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Internal Revenue Code with respect to any of the CMSC Fee Receivables or the CMSC Fee Related Assets and such Lien shall not have been released within five days or (ii) the PBGC shall file, or shall indicate its intention to file, notice of a Lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with respect to any of the CMSC Fee Receivables or the CMSC Fee Related Assets; or

(g) This Agreement or the PHH Guarantee shall cease to be in full force and effect for any reason other than in accordance with its terms; or

(h) A KF Purchase Termination Event or event giving rise to a Funding Termination Date shall have occurred.

If a KF Purchase Termination Event occurs, the Originator shall promptly give notice to the Issuer and its assignees of such KF Purchase Termination Event.

Section 9.2 Purchase Termination. (a) On the Termination Date, the Originator shall cease transferring CMSC Fee Purchased Assets to the Issuer. Notwithstanding any cessation of the transfer to the Issuer of additional CMSC Fee Purchased Assets, CMSC Fee Purchased Assets transferred to the Issuer prior to the Termination Date and Fee Collections in respect of such CMSC Fee Purchased Assets and the related Finance Charges, whenever accrued in respect of such CMSC Fee Receivables, shall continue to be property of the Issuer available for transfer by the Issuer pursuant to the Fee Receivables Purchase Agreement.

(b) Upon the occurrence of a KF Purchase Termination Event, the Issuer and its assignees shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of a KF Purchase Termination Event shall not deny to the Issuer or its assignees any remedy in addition to termination of its obligation to make Purchases hereunder to which the Issuer or its assignees may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

ARTICLE X

INDEMNIFICATION; SECURITY INTEREST

Section 10.1 Indemnities by the Originator. Without limiting any other rights that any CMSC Indemnified Party may have hereunder or under applicable law, the Originator agrees to indemnify the Issuer and each of its successors, permitted transferees and assigns, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons, a “CMSC Indemnified Party”), from and against any and all damages, losses, claims (whether on account of settlements or otherwise), actions, suits, demands, judgments, liabilities (including penalties), obligations or disbursements of any kind or nature and related costs and expenses (including reasonable attorneys’ fees and disbursements) awarded against or incurred by any of them, arising out of or as a result of any of the following (all of the foregoing, collectively, “CMSC Indemnified Losses”):

(a) any representation or warranty made by the Originator under any of the Transaction Documents to which it is a party, any Fee Monthly Originator Report or any other information or report delivered by the Originator (including in its capacity as Servicer) with respect to the Originator or the CMSC Fee Purchased Assets, having been untrue or incorrect in any respect when made or deemed to have been made;

(b) the failure by the Originator to comply with any material applicable Requirement of Law, with respect to any CMSC Fee Purchased Asset or any failure of a CMSC Fee Purchased Asset to comply with any such material Requirement of Law as of the date of sale of such CMSC Fee Purchased Asset hereunder;

(c) the failure to vest and maintain in the Issuer a valid ownership interest in the CMSC Fee Purchased Assets, free and clear of any Lien (including without limitation any such failure arising from a circumstance described in the definition of Permitted Exceptions);

(d) any failure of the Originator to perform its duties or obligations in accordance with the provisions of the Transaction Documents or any Contract, in each case to which it is a party;

(e) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the transfer of any CMSC Fee Purchased Assets to the Issuer, whether at the time of any sale or at any subsequent time;

(f) the failure by the Originator to pay when due any taxes owing by it (including without limitation sales, excise or property taxes) payable in connection with the CMSC Fee Purchased Assets, other than any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens);

(g) any reduction in the Unpaid Balance of any Fee Receivable included in the CMSC Fee Purchased Assets as a result of any Concession;

(h) any product liability, strict liability or personal injury claim in connection with the service that is the subject of any CMSC Fee Purchased Asset; and

(i) any investigation, litigation or proceeding related to any use by CMSC of the proceeds of any Purchase made hereunder.

Notwithstanding the foregoing (and with respect to clause (ii) below, without prejudice to the rights that the Issuer may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents), in no event shall any CMSC Indemnified Party be indemnified for any CMSC Indemnified Losses (i) resulting from negligence or willful misconduct on the part of such CMSC Indemnified Party, (ii) to the extent the same includes losses in respect of CMSC Fee Purchased Assets and reimbursement therefor that would constitute credit recourse to the Originator for the amount of any CMSC Fee Receivable not paid by the related Obligor or (iii) resulting from the action or omission of the Servicer (unless the Servicer is the Originator or an Affiliate thereof (other than the Issuer or the Issuer)).

If for any reason the indemnification provided in this Section 10.1 is unavailable to an CMSC Indemnified Party or is insufficient to hold an CMSC Indemnified Party harmless, then the Originator shall contribute to the maximum amount payable or paid to such CMSC Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such CMSC Indemnified Party on the one hand and the Originator on the other hand, but also the relative fault of such CMSC Indemnified Party and the Originator, and any other relevant equitable considerations.

Section 10.2 Security Interest. Without prejudice to the provisions of Section 2.1 providing for the absolute transfer of the Originator’s interest in the CMSC Fee Purchased Assets and the proceeds thereof and any interest of the Originator in the other property described in clause (v) of Section 2.1(a) to the Issuer, in order to secure the prompt payment and performance of all obligations of the Originator to the Issuer and the Issuer’s assignees arising in connection with this Agreement and the other Transaction Documents, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Originator hereby assigns and grants to the Issuer a first priority security interest in the Originator’s right, title and interest, whether now owned or hereafter acquired, if any, in, to and under all of the CMSC Fee Purchased Assets and the proceeds thereof, and any interest of the Originator in the other property described in clause (v) of Section 2.1(a).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments; Waivers, Etc.

(a) The provisions of this Agreement may be amended, modified or waived from time to time if such amendment, modification or waiver is in writing and signed by the Originator and the Issuer and its assignees. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure or delay on the part of the Issuer or its assignees, or any CMSC Indemnified Party, or any other third party beneficiary referred to in Section 11.12(a) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to, or demand on, the Originator shall entitle it in any case to any notice or demand in similar or other circumstances. No waiver or approval by the Issuer or its assignees under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 11.2 Notices, Etc. Unless otherwise stated herein, all notices, demands, consents, approvals and other communications provided for hereunder shall be in writing (including via telecopier) and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid, by telecopier or by overnight courier to the intended party at the address or telecopier number of such party set forth on Schedule 11.2 hereof, or at such other address or telecopier number as shall be designated by such party in a written notice to the other party hereto given in accordance with this Section 11.2. Copies of all notices and other communications provided for hereunder shall be delivered to the Trustee, the Administrative Agent and the Issuer at their respective addresses for notices set forth in the Servicing Agreement. All notices and communications provided for hereunder shall be effective when received.

Section 11.3 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.4 Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon, and inure to the benefit of, the Issuer and the Originator and their respective successors and assigns. Except as permitted pursuant to Section 7.3(c), the Originator may not assign any of its rights hereunder or any interest herein without the prior written consent of the Issuer and its assignees. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated pursuant hereto. Such termination shall not occur prior to the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article VI and the indemnification and payment provisions of Article X and Section 11.6 and the provisions of Section 11.14 and Section 11.16 shall be continuing and shall survive any termination of this Agreement.

Section 11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 11.6 Costs, Expenses and Taxes. In addition to the obligations of the Originator under Article X, the Originator agrees to pay on demand:

(a) all reasonable costs and expenses incurred by the Issuer and its assignees in connection with the negotiation, preparation, execution and delivery of, the administration (including periodic auditing), the preservation of any rights under, or the enforcement of, or any breach of, this Agreement (including any amendment, supplement or modification hereto), including without limitation (i) the reasonable fees, expenses and disbursements of counsel to any such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any review of the Originator’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.1(k), and

(b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or any amendment, supplement or modification thereto, and agrees to indemnify each CMSC Indemnified Party against any liabilities with respect to, or resulting from, any delay in paying or omission to pay such taxes and fees.

Section 11.7 Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 11.2. NOTHING IN THIS SECTION 11.7 SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

Section 11.8 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.9 Integration. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 11.10 Captions and Cross References. The various captions (including without limitation the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 11.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by telecopier or other electronic means shall be equally effective as delivery of an originally executed counterpart hereof.

Section 11.12 Acknowledgment and Consent.

(a) The Originator acknowledges that, from time to time prior to the Termination Date, the Issuer intends to sell all of the Issuer’s right, title and interest in, to and under the CMSC Fee Purchased Assets, this Agreement and all of the other Transaction Documents pursuant to the Fee Receivables Purchase Agreement, and that the interests of the Issuer hereunder will be further assigned pursuant to the Servicing Agreement and the Indenture. The Originator acknowledges and agrees to each such sale by the Issuer and consents to the sale and assignment by the Issuer of all or any portion of its right, title and interest in, to and under the CMSC Fee Purchased Assets, this Agreement and the other Transaction Documents and all of the Issuer’s rights, remedies, powers and privileges and all claims of the Issuer against the Originator under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including without limitation (whether or not an Unmatured Servicer Default or a Servicer Default has occurred and is continuing) (i) the right of the Issuer at any time to enforce this Agreement against the Originator and the obligations of the Originator hereunder and (ii) the right at any time to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Originator thereunder, all of which rights, remedies, powers, privileges and claims may be exercised and/or enforced by the Issuer’s successors and assigns to the same extent as the Issuer may do. Each of the parties hereto acknowledges and agrees that the Issuer’s successors and assigns are third party beneficiaries of this Agreement, including without limitation the rights of the Issuer arising hereunder, and may rely on the Originator’s representations and warranties made herein as if made directly to them. The Originator hereby acknowledges and agrees that, except with respect to its rights under Section 4.3, it has no claim to or interest in any of the Lockbox Accounts.

(b) The Originator hereby agrees to execute all agreements, instruments and documents and to take all other actions that the Issuer or its assignees determines are necessary or appropriate to evidence its consent described in Section 11.12(a). The Originator hereby acknowledges and agrees that the Issuer in all of its capacities may assign to the Issuer’s successors and assigns such powers of attorney and other rights and interests granted by the Originator to the Issuer hereunder and agrees to cooperate fully with the Issuer’s successors and assigns in the exercise of such rights.

(c) The Originator hereby acknowledges that the Issuer’s successors and assigns are entering into the Transaction Documents in reliance on the Issuer’s identity as a legal entity separate from the Originator.

Section 11.13 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.

Section 11.14 No Proceedings. The Originator hereby agrees that it will not institute against the Issuer or its successors or join any other Person in instituting against the Issuer or its successors any Insolvency Proceeding so long as there shall not have elapsed one year plus one day since the Final Payout Date. The foregoing shall not limit the right of the Originator to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted against the Issuer or its successors by any Person other than the Originator or any other CMS Person.

Section 11.15 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement are for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 11.16 Recourse to the Issuer. Except to the extent expressly provided otherwise in the Transaction Documents, the obligations of the Issuer under the Transaction Documents to which it is a party are solely the obligations of the Issuer, and no recourse shall be had for payment of any fee payable by or other obligation of or claim against the Issuer that arises out of any Transaction Document to which the Issuer is a party against any director, officer or employee of the Issuer. The provisions of this Section 11.16 shall survive the termination of this Agreement.

Section 11.17 Confidentiality. The Issuer agrees to maintain the confidentiality of any information regarding the Originator, Cendant Corporation and PHH obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that the Issuer may reveal such information (a) as necessary or appropriate in connection with the administration or enforcement of this Agreement or its funding of Purchases under this Agreement or (b) as required by law, government regulation, court proceeding or subpoena. Notwithstanding anything herein to the contrary, none of the Originator, Cendant Corporation nor PHH shall have any obligation to disclose to the Issuer or its assignees any personal and confidential information relating to a Transferred Employee. The requirements of this Section 11.17 shall cease to apply to any information that is publicly disclosed by the Originator, Cendant Corporation or PHH.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENDANT MOBILITY SERVICES CORPORATION

By:	/s/ Eric J. Barnes
	Name:	Eric J. Barnes
	Title:	Sr. Vice President & CFO

KENOSIA FUNDING, LLC

By:	/s/ Eric J. Barnes
	Name:	Eric J. Barnes
	Title:	Sr. Vice President & CFO

[Signature Page to Fee Receivables Purchase Agreement]

APPENDIX A

DEFINITIONS

A. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Affiliate” shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have correlative meanings.

“Amortization Event” shall have the meaning set forth in the Indenture.

“Authorized Officer” shall mean, with respect to any Transaction Party, the President, the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer, any Senior Vice President, any Vice President, the Secretary or any Assistant Secretary of such Transaction Party.

“Average Days Outstanding” shall have the meaning set forth in the Indenture.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Billed Receivable” shall mean any CMSC Fee Receivable that has been billed to an Obligor.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in New York, New York are not authorized or required to be closed.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing Date” shall mean March 7, 2002.

“CMGFSC” shall mean Cendant Mobility Government Financial Services Corporation, a Delaware corporation.

“CMGFSC Purchase Agreement” shall mean the fee receivables purchase agreement dated as of March 7, 2002 by and between the Originator and CMGFSC.

“CMSC” shall mean Cendant Mobility Services Corporation, a Delaware corporation.

“CMSC Fee Purchased Assets” shall have the meaning set forth in Section 2.1(a).

“CMSC Fee Receivable” shall have the meaning set forth in Section 2.1(a).

“CMSC Fee Records” shall mean all Records maintained by the Originator with respect to the CMSC Fee Purchased Assets and/or the related Obligors.

“CMSC Fee Related Assets” shall have the meaning set forth in Section 2.1(a).

“CMSC Fee Related Property” shall have the meaning set forth in Section 2.1(a).

“CMSC Home” shall mean any Home subject to a CMSC Home Purchase Contract.

“CMSC Home Purchase Contract” shall mean any Home Purchase Contract that was executed, and pursuant to which CMSC purchased a Home, prior to the Closing Date and that relates to a Fee Receivable included in the CMSC Purchased Assets.

“CMSC Indemnified Losses” shall have the meaning set forth in Section 10.1.

“CMSC Indemnified Party” shall have the meaning set forth in Section 10.1.

“CMSC Purchased Assets” shall have the meaning set forth in the CMGSFC Purchase Agreement.

“CMSC Related Property” shall have the meaning provided in the CMGFSC Fee Receivables Purchase Agreement.

“CMS Person” shall mean the Originator and each of its Subsidiaries and Affiliates other than CMGFSC, KSC or the Issuer.

“Contract” shall mean a Pool Relocation Management Agreement and any other related contract entered into pursuant thereto or in connection therewith, pursuant to or under which any Person (other than a Transaction Party) is obligated to make payments from time to time.

“Contractual Obligation” shall have the meaning set forth in the Note Purchase Agreement.

“Credit and Collection Policy” shall mean those credit and collection policies and practices of the Originator relating to the Contracts and Fee Receivables described in Exhibit 6.1(u), as such credit and collection policies may be modified from time to time in accordance with Section 7.3(b).

“Defaulted Receivable” shall mean any Fee Receivable that:

(a) has been or should have been written off as uncollectible in conformity with the Credit and Collection Policy; or

(b) is owed by an Obligor who is in Insolvency Proceedings or with respect to which an Event of Bankruptcy has occurred; or

(c) has been billed and remains unpaid more than 120 days after the original due date thereof.

“Direct Expenses” shall mean, with respect to any Home, any costs attributable to the provision of services to a Transferred Employee, including without limitation appraisals, broker’s market analyses and inspections, brokerage commissions, title and title search fees, transfer taxes, mortgage payments, mortgage interest (or interest on the mortgage payments at the mortgage interest rate), insurance premiums, property taxes, cost of establishment and maintenance of appropriate files, overnight delivery charges, wire transfer fees, cost of interest in the manner specified in the related Contract, cost of improvements, cost of removal and mitigation of Hazardous Materials or gases (such as removal of asbestos, lead paint, radon gas or urea formaldehyde insulation) and reinsulation with suitable replacement materials, repair and maintenance costs, utilities, sales loss on resale, buyer incentive costs and real estate closing costs.

“Eligible Contract” shall mean a Relocation Management Agreement (i) that has been duly executed and delivered by an Employer that is an Eligible Obligor and is in full force and effect, (ii) the rights to payment under which are assignable without the consent of the Employer party thereto or any other Person (other than the Originator), other than any such consent that has been obtained and remains in effect, (iii) that provides for the payment in full by the Employer of all Direct Expenses, Service Fees and Other Reimbursable Expenses (it being understood that any Contract that permits an Employer to approve any expenses shall not, for that reason alone, fail to qualify as an Eligible Contract)], (iv) that was originated in accordance with the Credit and Collection Policy and (v) that is substantially in the form of Relocation Management Agreement attached as Exhibit C, with such Permitted Changes to such form as may be made by the Originator in the ordinary course of its business (or such other form as has been approved in writing by the Issuer and its successors and assigns).

“Eligible Obligor” shall mean an Obligor that:

(a) is the United States of America, any state or local government or any agency or instrumentality of any of the foregoing; and

(b) has been instructed by the Originator to remit all payments on the CMSC Fee Purchased Assets directly to one of the Lockboxes or Lockbox Accounts.

“Eligible Receivable” shall mean any Fee Receivable:

(a) the Obligor of which is an Eligible Obligor;

(b) that is denominated and payable only in U.S. dollars;

(c) that was generated in the ordinary course of the Originator’s business;

(d) with respect to which all of the Originator’s right, title and interest has been (or will be, at the time such Fee Receivable becomes included in the CMSC Fee Purchased Assets) validly transferred to the Issuer under and in accordance with the terms of this Agreement;

(e) that arises under or in connection with a Pool Relocation Management Agreement that is then an Eligible Contract;

(f) that is not a Defaulted Receivable or a Concession;

(g) the purchase of which with the proceeds of the issuance of commercial paper constitutes a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(h) that constitutes an “account” or a “general intangible” or “chattel paper” and not an “instrument”, in each case within the meaning of the New York UCC;

(i) the transfer of which (including without limitation the sale by the Originator to the Issuer and the pledge of which by the Issuer to the Trustee) does not contravene or conflict with any Requirement of Law or any Contractual Obligation or other restriction, limitation or encumbrance that applies to the Originator (including without limitation the related Contract), and the sale, assignment or transfer of which, and the granting of a security interest in which, does not require the consent of the Obligor thereof or any other Person other than any such consent that has been previously obtained and is in effect; provided, however, that a Receivable arising out of a Relocation Management Agreement that is subject to a restriction on assignment may nonetheless be an Eligible Receivable hereunder if such Receivable constitutes a right to payment for services rendered not evidenced by an instrument or chattel paper;

(j) that has not been compromised, adjusted, amended or otherwise modified (including by extension of time for payment or the granting of any discounts, allowances or credits) except in a manner that is expressly permitted under Section 3.10(b) of the Servicing Agreement;

(k) that, together with the Contracts related thereto, conforms in all material respects with all applicable Requirements of law, rules, regulations, orders, judgments, decrees and determinations of all courts and other Governmental Authorities (whether federal, state, local or foreign and including without limitation usury laws and consumer protection laws);

(l) with respect to which the representations and warranties of the Originator in Section 6.1(k) of this Agreement are true and correct;

(m) that represents a bona fide obligation arising under a Contract that has been duly authorized and that, together with such Fee Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Fee Receivable, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity;

(n) that, in the case of an Unbilled Receivable, represents the right to payment for services rendered;

(o) that, in the case of a Billed Receivable, has been fully earned by performance; and

(p) that, in the case of a Receivable arising on account of any Direct Expenses or any Service Fee or Finance Charge arising in connection with any of the foregoing, is payable no more than 60 days after the invoice date.

“Employer” shall mean a customer of the Originator that has executed a Relocation Management Agreement with the Originator.

“Environmental Laws” shall mean all applicable Requirements of Law relating to public health and safety and protection of the environment.

“Equity Payment” shall mean, with respect to any Homeowner, a payment or credit (other than an Equity Loan) made to such Homeowner at the time of, or following the execution of, the related Home Purchase Contract by such Homeowner in respect of its equity interest in a Home as determined pursuant to the applicable Home Purchase Contract.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, each as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer with the Originator under Section 414 of the Code.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding has been commenced in any court without the application or consent of such Person, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law (foreign or domestic) relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and such case or proceeding continues undismissed or unstayed and in effect for a period of 60 days; or an order for relief with respect to such Person has been entered in an involuntary case under the Bankruptcy Code or other similar laws (foreign or domestic) now or hereafter in effect; or

(b) such Person has commenced a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to, pay its debts generally as they become due.

“Fee Collections” shall mean all funds that are received on account of or otherwise in connection with any CMSC Fee Purchased Asset, including without limitation all funds received (a) from or on behalf of any Obligor in payment of or otherwise in respect of any CMSC Fee Receivable included in the CMSC Fee Purchased Assets, (b) from any other Person to the extent such funds were applied, or should have been applied, pursuant to any Contract to repay or discharge any CMSC Fee Receivable or CMSC Related Asset included in the CMSC Fee Purchased Assets (including without limitation insurance payments that any Transaction Party applies in the ordinary course of its business to amounts owed in respect of such CMSC Fee Purchased Assets and (c) from PHH in respect of any payments made by PHH as guarantor of the obligations of CMSC under the PHH Guarantee.

“Fee Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Fee Receivable” shall mean any right arising under a Contract other than a Guaranteed Government Contract to receive any payment or any funds from or on behalf of an Obligor, whether or not earned by performance and whether constituting an account, chattel paper, instrument, general intangible or otherwise. The term “Fee Receivable” includes without limitation rights to payment (whether matured or unmatured and whether absolute or contingent) arising out of or with respect to Direct Expenses, Service Fees and Other Reimbursable Expenses and the right to payment of any and all Finance Charges with respect to any of the foregoing. The change of a Fee Receivable’s status from that of Unbilled Receivable to Billed Receivable shall not be deemed the creation of a new Fee Receivable for any purpose hereunder.

“Final Payout Date” shall mean the earlier of the date after the satisfaction and discharge of the Indenture pursuant to Article IV thereof on which either (i) all of the Notes have been paid in full or (ii) the Unpaid Balance of all outstanding CMSC Fee Receivables has been reduced to zero; provided that for purposes of this definition of Final Payout Date, the Unpaid Balance of a Defaulted Receivable shall be deemed to be outstanding until such Fee Receivable has been written off as uncollectible.

“Finance Charge” shall mean any interest, late payment fee or other finance charge with respect to a Fee Receivable or other Fee Related Property under the terms of the applicable Contract.

“Funding Termination Date” shall have the meaning set forth in the Note Purchase Agreement.

“GAAP” shall mean generally accepted accounting principles, including the opinions, statements and pronouncements of the American Institute of Certified Public

Accountants, the Financial Accounting Standards Board and the Securities and Exchange Commission, as in effect from time to time.

“Governmental Authority” shall have the meaning set forth in the Note Purchase Agreement.

“Home” shall mean a family residence or other improved real estate that is the subject of any services provided under a Pool Relocation Management Agreement, including without limitation any Home or property subject to a “Special Home Transaction” within the meaning of the applicable Home Sale Service Supplement.

“Home Purchase Contract” shall mean the contract by which a Home is purchased from a Homeowner pursuant to, or in connection with, a Pool Relocation Management Agreement.

“Home Sale Service Supplement” shall mean a supplement to a Pool Relocation Management Agreement substantially in the form referenced in the Pool Relocation Management Agreements listed in Schedule 2.1.

“Homeowner” shall mean, with respect to any Home, the Transferred Employee and any other homeowner of record with respect to such Home.

“Indenture” shall mean the Indenture dated as of March 7, 2002 by and between the Issuer and the Trustee.

“Insolvency Proceeding” shall mean, with respect to any Person, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any Federal or state bankruptcy or similar law or any other proceeding of the type described in the definition of Event of Bankruptcy, whether voluntary or involuntary.

“Issuer’s assignees,” “Issuer or its assignees,” “Issuer’s successors and assigns,” “Issuer’s assigns,” and terms of like import shall include each of the following: (i) the Issuer; (ii) the Trustee; (iii) each Series 2002-1 Noteholder; (iv) each Liquidity Party and (v) each of their respective successors and assigns under any of the Transaction Documents.

“Issuer” shall mean Kenosia Funding, LLC, in its capacity as the Issuer under this Agreement.

“KF Excluded Asset” shall mean any receivable or related asset that arises under or relates to a KF Excluded Contract.

“KF Excluded Contract” shall mean (a) any agreement for relocation management services that is not an Eligible Contract or (b) any receivable arising under a Contract with respect to which the representations and warranties set forth in Section 6.1(g) have not been satisfied.

“KF Purchase Termination Event” shall have the meaning set forth in Section 9.1.

“Lien” shall mean, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment in its business that secures payment or performance of any obligation, and includes any mortgage, lien, pledge, encumbrance, charge, retained security title of a conditional vendor or lessor or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of security title, financing or similar statement or notice or arising as a matter of law, judicial process or otherwise.

“Liquidity Party” shall have the meaning set forth in the Note Purchase Agreement.

“Lockbox” shall mean any post office box to which the Obligors remit Fee Collections established pursuant to the Servicing Agreement.

“Lockbox Account” shall mean any lockbox account, concentration account, depositary account or similar account (including any associated demand deposit account) established pursuant to the Servicing Agreement, in which any Fee Collections are collected or deposited.

“Lockbox Agreement” shall have the meaning provided in the Servicing Agreement.

“Lockbox Bank” shall mean any institution at which a Lockbox or Lockbox Account is maintained.

“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of the Originator, (b) the ability of the Originator to perform its obligations under any Transaction Document or all or any substantial portion of the Contracts, (c) the validity or enforceability of, or collectibility of, amounts payable by the Originator under any Transaction Document, (d) the status, existence, perfection or priority of the interest of the Issuer (and its assignees) in the CMSC Fee Purchased Assets, taken as a whole, in each case free and clear of any Lien (other than Permitted Liens) or (e) the validity, enforceability or collectibility of all or any substantial portion of the CMSC Fee Purchased Assets.

“Monthly Originator Report” shall have the meaning set forth in the Servicing Agreement.

“Mortgage” shall mean, with respect to a Home, either or both of (a) any indebtedness of the relevant Homeowner secured by a mortgage, deed of trust or other Lien on such Home and (b) such mortgage, deed of trust or other Lien, as the context may require.

“Mortgage Payment” shall mean, with respect to any Home, any payment actually made under any Mortgage on such Home (other than a Mortgage Payoff), including without limitation payments of principal and interest and for taxes and insurance.

“Mortgage Payoff” shall mean, with respect to any Home, the amount, if any, paid to retire the entire remaining principal balance of any Mortgage on such Home, together with interest accrued thereon to the date of payment.

“Multiemployer Plan” shall mean at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Affiliate during such five year period.

“Note Purchase Agreement” shall mean the Note Purchase Agreement dated as of the date hereof, among the Originator, CMGFSC, the Issuer, Gotham and the Administrative Agent, as from time to time amended, supplemented or modified.

“Notes” shall have the meaning set forth in the Indenture.

“Obligor” shall mean, with respect to any Contract, the Person or Persons obligated to make payments in respect of Fee Receivables arising thereunder.

“Originator” shall mean CMSC and its successors and permitted assigns.

“Originator Fee Assets” shall have the meaning set forth in Section 2.1(a).

“Originator Fee Receivables” shall have the meaning set forth in Section 2.1(a).

“Originator Fee Related Property” shall have the meaning set forth in Section 2.1(a).

“Originator Fee Related Assets” shall have the meaning set forth in Section 2.1(a).

“Other Reimbursable Expense” shall mean a cost or expense that is incurred and paid in connection with services under a Pool Relocation Management Agreement or reimbursable by the Obligor under the applicable Pool Relocation Management Agreement, and that is not included in the calculation of Direct Expenses thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Performance Guarantor” shall mean PHH.

“Permitted Change” shall mean, with respect to any Contract the form of which is referenced in the Pool Relocation Management Agreements listed in Schedule 2.1, any revisions or modifications to such form that (i) are made by the Originator in the ordinary course of its business consistent with the Credit and Collection Policy, (ii) do not, individually or in the aggregate, materially adversely affect the collectibility of the CMSC Fee Receivables, (iii) do not, individually or in the aggregate, materially alter (in a manner adverse to the Originator or any of its assigns) the reimbursement or indemnification obligations of such Obligor thereunder or the composition of the losses, costs or expenses to which such reimbursement or indemnification obligations pertain, (iv) would not cause such Contract to cease to be an Eligible Contract or the Fee Receivables arising thereunder to cease to be Eligible Fee Receivables and (v) do not violate any of the terms and provisions of this Agreement.

“Permitted Exception” shall mean that, with respect to any representation, warranty or covenant with respect to the interest of the Issuer and its assignees in the CMSC Fee Purchased Assets or any Servicer Default, that (i) prior to recordation (A) pursuant to Section 8.3 of this Agreement and/or Section 2.01(d)(i) of the Servicing Agreement or (B) upon the sale of a Home to an Ultimate Issuer, record title to such Home may remain in the name of the related Transferred Employee, and no recordation in real estate records of any mortgage or any conveyance pursuant to the related Home Purchase Contract or Home Sale Contract in favor of any Transaction Party or any of the Issuer’s assignees and assigns pursuant to the Fee Receivables Purchase Agreement will be made except as otherwise permitted under Section 2.01(d)(i) of the Servicing Agreement and (ii) no delivery of any Home Purchase Contracts, Home Deeds and Equity Loan Notes to any custodian will be required.

“Permitted Lien” shall mean, with respect to any CMSC Purchased Asset, any Lien in favor of the Issuer or its assignees created pursuant to this Agreement.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“PHH” shall mean PHH Corporation, a Maryland corporation, and any successor thereto.

“PHH Guarantee” shall mean the performance guarantee dated as of the Closing Date, executed by the Performance Guarantor in favor of CMGFSC, the Issuer, the Trustee and the Purchaser and the Administrative Agent under the Note Purchase Agreement.

“Plan” shall mean each employee benefit plan (as defined in Section 3(3) of ERISA) currently sponsored, maintained or contributed to by the Originator or any ERISA Affiliate or with respect to which the Originator or any ERISA Affiliate has any liability.

“Pool Relocation Management Agreement” shall have the meaning set forth in Section 2.1(a).

“Purchase” shall mean each purchase of CMSC Fee Receivables and other CMSC Fee Purchased Assets by the Issuer from the Originator hereunder.

“Records” shall mean all Contracts, purchase orders, invoices, customer lists, credit files and other agreements, documents, books, records and other media for the storage of information (including without limitation tapes, disks, punch cards, computer software and databases and related property) with respect to the Fee Receivables, the Related Property and/or the related Obligors.

“Related Property” shall mean, with respect to any Fee Receivable, (i) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Fee Receivable, whether pursuant to the related Relocation Management Agreement or any other Contract related to such Receivable or otherwise; (ii) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Fee Receivable, (iii) all rights under warranties, indemnities or insurance with respect to such Fee Receivable and (iv) all Records.

“Relocation Management Agreement” shall mean an agreement pursuant to which the Originator agrees to provide employee relocation, asset management or other services, as the same may be amended, restated or otherwise modified from time to time, including any and all supplements thereto, and any similar agreement, howsoever denominated, and any agreement for intercultural services.

“Requirements of Law” shall have the meaning set forth in the Note Purchase Agreement.

“Restricted Payment” shall mean, with respect to any Person, (i) any dividend or other distribution on any shares of capital stock of, or other Security issued by, such Person or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of capital stock of, or other Security issued by, such Person or (b) any option, warrant or other right to acquire shares of the capital stock of, or other Security issued by, such Person or (iii) any loan, advance or other direct or indirect provision of funds or credit by such Person to any holder of any shares of its capital stock or of any other Security issued by it.

“Security” shall have the meaning set forth in the Note Purchase Agreement.

“Service Fee” shall mean any fee payable by an Employer under a Pool Relocation Management Agreement, including without limitation any fee payable with respect to the marketing and sale of a particular Home or otherwise in connection with any employee relocation services or asset management services performed under or in connection with such Pool Relocation Management Agreement.

“Servicer” shall mean the Originator, in its capacity as the Servicer under the Servicing Agreement, and any successor thereto in such capacity appointed pursuant to Article IX of the Servicing Agreement.

“Servicer Default” shall have the meaning set forth in the Servicing Agreement.

“Servicing Agreement” shall mean the servicing agreement dated as of March 7, 2002 by and between the Originator, CMGFSC, the Servicer and the Issuer.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors of such corporation (notwithstanding that at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or other persons performing similar functions is at the time directly or indirectly owned by such Person.

“Surviving Entity” shall have the meaning provided in Section 7.3(c)(i).

“Termination Date” shall mean the earlier of (i) the occurrence of a Funding Termination Date or (ii) the date specified by the Trustee following the occurrence of a KF Purchase Termination Event; provided, however, that if an Event of Bankruptcy has occurred with respect to either the Originator or the Issuer, the Termination Date shall be deemed to have occurred automatically without any such notice.

“Transaction Documents” shall mean, collectively, this Agreement, the Servicing Agreement, the PHH Guarantee, the Lockbox Agreements and all agreements, instruments, certificates, reports and documents (other than any of the Contracts) executed and delivered or to be executed and delivered under or in connection with any of the foregoing, as any of the foregoing may be amended, supplemented, restated or otherwise modified from time to time.

“Transaction Party” shall mean the Issuer, the Originator, CMGFSC or the Servicer (so long as the Servicer is the Originator or an Affiliate thereof).

“Transferred Employee” shall mean an individual designated by an authorized representative of an Employer pursuant to the applicable Relocation Management Agreement as a person entitled to the benefits of such Relocation Management Agreement.

“Trustee” shall mean The Bank of New York, as trustee under the Indenture, and any successor thereto.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unbilled Receivable” shall mean any CMSC Fee Receivable that has not yet been billed to the related Obligor.

“Unmatured Servicer Default” shall have the meaning set forth in the Servicing Agreement.

“Unpaid Balance” of any Fee Receivable shall mean at any time the unpaid amount thereof at such time.

B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or with United States generally accepted regulatory principles, as applicable. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Agreement shall control. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

C. Computation of Time Periods. Unless otherwise stated in this Agreement with respect to computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

D. Reference. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and references to “Section”, “subsection”, “Appendix”, “ Schedule” and “Exhibit” in this Agreement are references to Sections, subsections, Appendices, Schedules and Exhibits in or to this Agreement unless otherwise specified in this Agreement.